                                                                    Exhibit 12.2

               HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                           (in thousands except ratio)

                                                                                Three Months
                                                 Year Ended December 31,           Ended        Year Ended September 30,
                                             -------------------------------    December 31,    ------------------------
                                                1999       1998       1997          1996          1996           1995
                                             --------    --------   --------    ------------    --------        --------
EARNINGS:
  Income (loss) from continuing
    operations before income taxes           $ 57,989    $ 44,624   $ 31,389    $ 2,164         $(29,092)       $ 4,469
  Fixed charges                                 3,054       3,292      4,863      2,965           11,793          7,055
                                             --------    --------   --------    -------         --------        -------
  Earnings as adjusted (A)                   $ 61,043    $ 47,916   $ 36,252    $ 5,129         $(17,299)       $11,524
                                             ========    ========   ========    =======         ========        =======
FIXED CHARGES:
  Interest expense                           $  1,607    $  2,046   $  3,947    $ 2,867         $ 11,241        $ 6,607
  Interest portion of rental
    expense (1)                                 1,447       1,246        916         98              552            448
                                             --------    --------   --------    -------         --------        -------
  Total fixed charges                           3,054       3,292      4,863      2,965           11,793          7,055
  Preferred stock dividends (2)                     -           -          -          -               20             75
                                             --------    --------   --------    -------         --------        -------
  Total fixed charges and preferred
    stock dividends (B)                      $  3,054    $  3,292   $  4,863    $ 2,965         $ 11,813        $ 7,130
                                             ========    ========   ========    =======         ========        =======

Ratio of earnings to combined
  fixed charges and preferred stock
  dividends (A) divided by (B)                   20.0        14.6        7.5        1.7                -            1.6
Deficiency of earnings to cover
  combined fixed charges and preferred
  stock dividends (B) minus (A)              $      -    $      -   $      -    $     -         $ 29,112        $     -

(1) Management of the Company believes approximately one-third of rent expense is representative of the interest component of rent expense.
(2)      Represents pretax earnings required to cover preferred stock dividends.